CO-MARKETING AGREEMENT

        This Co-Marketing Agreement (this “Agreement”) is made effective _________, 2004 (the “Effective Date”), between Cardinal Health 103, Inc., Cardinal Health 106, Inc. and Cardinal Health 110, Inc. (individually and collectively, “Cardinal Health”), with its principal place of business at 7000 Cardinal Place, Dublin, Ohio 43017, Attn: Mas Kang, facsimile number (614) 757-5331, and Medical Technology Systems, Inc. (“MTS”), with its principal place of business at 12920 Automobile Boulevard, Clearwater, Florida 33762, Attn: Todd Siegel, facsimile number (727) 576-6311. Each of Cardinal Health 103, Inc., Cardinal Health 106, Inc. and Cardinal Health 110, Inc. shall be jointly and severally liable for the obligations of Cardinal Health under this Agreement.

Recitals

        WHEREAS, MTS manufactures, markets and sells the equipment and supplies to be used in packaging pharmaceutical products set forth on Exhibit A (collectively, the “Products”), which are the subject of this Agreement.

        WHEREAS, Cardinal Health is a pharmaceutical wholesaler with hospital/managed care, alternate care, group purchasing organization and retail customers.

        WHEREAS, MTS desires Cardinal Health to provide certain marketing and sales services with respect to the Products, and Cardinal Health desires to provide such services, all as more fully described below.

        NOW, THEREFORE, the parties hereby agree as follows:

         §1.        Exclusive Appointment; Acceptance of Appointment.

                      a.         Upon the terms and conditions set forth in this Agreement, MTS hereby appoints Cardinal Health as its exclusive marketer for the Products solely to the entities set forth on Exhibit B attached hereto (hereinafter referred to as, “Strategic Customers”). In addition, MTS shall grant to Cardinal Health a first right of refusal to market, sell and distribute under the terms of this Agreement (i.e., add to Exhibit A) any MTS product not currently covered by this Agreement or any product that MTS develops during the Term (as hereinafter defined) of this Agreement for a period of thirty (30) days after notice from MTS that such product is available for general release; provided, however, this right of first refusal shall only apply to products that are substantially similar to the Products, are intended for use by the same type of customers as the Strategic Customers and do not compete with any product manufactured or marketed by Cardinal Health or any of its affiliates.

                      b.        Cardinal Health hereby accepts such appointment and shall, at its own expense (except as otherwise set forth in this Agreement), use its best efforts to promote, market and sell the Products to the Strategic Customers.

                      c.        Notwithstanding anything to the contrary that may be contained in this Agreement, but subject to the proposal process described in Section 6, MTS may market, sell and/or distribute the Products to Strategic Customers to which Cardinal Health presents a proposal but fails, within one hundred eighty (180) days after first providing such proposal, to enter into an agreement with Cardinal Health to obtain the Products, or the Strategic Customer provides written notice of rejection of the proposal prior to the expiration of such one hundred eighty (180) day period; provided, however, the pricing offered by MTS to such Strategic Customer for the Products shall not be more favorable than the pricing offered to Cardinal Health under this Agreement. Cardinal Health shall provide to MTS immediate notice of a Strategic Customer’s rejection of a proposal.

                      d.        In the event that a Strategic Customer terminates its relationship with Cardinal Health and Cardinal Health removes the Products provided to such Strategic Customer, MTS may not, for a period of six (6) months from the date of such termination, market, sell or distribute the Products to such Strategic Customer. For a period of thirty (30) days from the date of termination of the agreement between Cardinal Health and the Strategic Customer, MTS shall have the right to purchase from Cardinal Health the Products removed from such Strategic Customer for an amount equal to (i) the fair market value of such Products (based on a five (5) year straight-line depreciation formula), or (ii) Cardinal Health’s remaining obligation on such Products, whichever is greater.

                      e.        During the Term of this Agreement, neither party shall enter into an agreement with a competitor of the other party to market, sell, provide and/or obtain the Products, or new products developed by a party during the term of this Agreement that are substantially similar to the Products. A list of each party’s competitors is set forth on Exhibit C attached hereto. Notwithstanding the foregoing, Cardinal Health retains the right to provide services similar to those provided by Cardinal Health under this Agreement to Affiliates or subsidiaries of Cardinal Health that may manufacture or supply products similar to the Products or that compete with the Products. Further notwithstanding the foregoing, MTS or its Affiliates may enter into an agreement with a competitor of Cardinal Health to sell packaging supplies and labels, and other products that are not substantially similar to the Products or are not intended for use by the same type of customers as the Strategic Customers. Except as otherwise set forth in this Agreement, during the Term of this Agreement, MTS shall not, directly or indirectly, solicit or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist or participate with, any person or organization (other than Cardinal Health and its representatives and Affiliates) regarding the provision to MTS of the services as described herein. For the purposes of this Agreement, “Affiliate” means, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity, and “Control” and its derivatives means the legal, beneficial or equitable ownership, directly or indirectly, of at least fifty percent (50%) of the aggregate of all voting equity interests in an entity or equity interests having the right to at least fifty percent (50%) of the profits of an entity or, in the event of dissolution, to at least fifty percent (50%) of the assets of an entity and, in the case of a partnership, also includes the holding by an entity of the position of sole general partner.

          §2.        Term and Termination.

                      a.        This Agreement shall commence as of the Effective Date and continue for a period of five (5) years (the “Initial Term”), unless earlier terminated in accordance with the provisions hereof. Thereafter, this Agreement will automatically renew for one (1)-year periods (“Renewal Term”) unless written notice of non-renewal is provided by either party at least ninety (90) days prior to the end of the Initial Term or the applicable Renewal Term. The Initial Term and any Renewal Term(s) shall be collectively referred to as the “Term.”

                      b.        In the event either party breaches any of its representations, warranties, certifications or obligations under this Agreement, and such breach remains uncured for thirty (30) days after receipt by the non-breaching party of written notice thereof, then in addition to any and all other rights and remedies it may have, the non-breaching party may terminate this Agreement immediately upon written notice.

                      c.        Notwithstanding the foregoing, either party may terminate this Agreement at any time without cause upon providing not less than ninety (90) days prior written notice thereof to the other party, provided that in the event that Cardinal Health exercises its right to terminate the Agreement pursuant to this Section 2(c), the restrictions on MTS in Sections 1(d), (e) and (f) shall expire sixty (60) days after Cardinal Health provides such notice to MTS.

                      d.        In the event of a Change in Control (as hereinafter defined) of MTS, Cardinal Health may, in its sole discretion, terminate this Agreement immediately upon written notice to MTS. “Change in Control” shall mean: (i) a change in the record or beneficial ownership of securities of MTS representing fifty percent (50%) or more of (A) the economic interest in MTS or (B) the voting power in the election of directors of MTS; (ii) the sale or other transfer of all or substantially all of the assets of MTS (including without limitation the sale or other transfer of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of MTS) or the merger or other consolidation of MTS into any other person or entity, with the result of such merger or other consolidation being that MTS is not the survivor; (iii) a liquidation or dissolution of MTS; or (iv) a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

          §3.        Product Sales.

                      a.        Cardinal Health’s affiliate, Cardinal Health 111, Inc., will purchase the Products from MTS at the prices set forth on Exhibit D attached hereto (unless otherwise agreed in writing by MTS), pursuant to mutually agreed upon terms and conditions as set forth in the Product purchase agreement(s) between Cardinal Health 111, Inc. and MTS for sale or lease to the Strategic Customers (each such agreement, a “Product Purchase Agreement”). Cardinal Health retains the sole right to determine the terms and conditions, including, but not limited to, pricing, under which to sell, license and/or lease the Products to the Strategic Customers; provided, however, the terms and conditions (excluding price and payment terms) of such sale, license or lease shall at, a minimum, match the terms and conditions required of Cardinal Health 111, Inc. by MTS in the Product Purchase Agreement.

                      b.        Except as otherwise set forth on Exhibit D or as otherwise mutually agreed between the parties, MTS represents and warrants that, as of the Effective Date of this Agreement, the Product prices set forth on Exhibit D are not greater than the prices offered to or paid by other customers of MTS (excluding the MTS National Accounts as hereinafter defined) for the Products. If at any time during the Term of this Agreement, MTS offers or enters into an agreement with any other person or entity, excluding those MTS customers (the “MTS National Accounts”) specified on Exhibit C, purchasing the Products at prices more favorable than those set forth on Exhibit D, this Agreement shall be amended to adjust the Product prices set forth on Exhibit D prospectively to match the more favorable prices. MTS and Cardinal Health shall review these MTS National Accounts and the circumstances surrounding their exclusion from this “best price” warranty to determine their continued applicability.

                      c.        Strategic Customers shall receive priority from MTS with regard to field and customer service calls and installation scheduling as, and to the extent, set forth in the Product Purchase Agreement.

                      d.        Unless otherwise specified in an applicable Product Purchase Agreement:

                                 1.        Payment terms for the OnDemand® system are 33% of the purchase price is due upon execution of the Product Purchase Agreement, 33% of the purchase price is due upon delivery, and the remaining 34% of the purchase price is due thirty (30) days after installation. Payments for all other Products are due 30 days after shipment. Cardinal Health shall be responsible for all freight charges. The Products will be shipped to Cardinal Health or the Strategic Customer, F.O.B. shipping point, unless otherwise provided in a Product Purchase Agreement.

                                 2.        If Cardinal Health fails to make any payment due under the Product Purchase Agreement on or before the due date, then (without prejudice to its other rights and remedies) MTS may charge Cardinal Health interest (both before and after judgement) on the undisputed amount unpaid, at the annual rate of 18% or the maximum rate permitted by law, whichever is less, from time to time until payment is made in full. Time for payment shall be of the essence. Cardinal Health shall provide notice of any disputed amounts to MTS within ten (10) days of receipt of the invoice, including a reasonable explanation of Cardinal Health’s good-faith basis for the dispute.

                                 3.        Cardinal Health shall be responsible for all federal, state, provincial, municipal and value added or other taxes which are now or may hereafter be required in connection with or imposed upon or are in relation to the price payable in connection with the ownership, lease, license, bailment, rental or use of the Products or any component thereof.

         § 4.       Training.

                      a.        MTS shall provide to Cardinal Health, at no charge and on mutually agreed dates and locations, on-site and/or off-site Product training sessions for Cardinal Health’s sales personnel. Cardinal Health shall assume all expenses, including travel and lodging, for Cardinal Health personnel attending such training sessions.

                      b.        MTS shall provide, at its own expense, periodic site visits and additional “refresher” training to Strategic Customers that utilize an OnDemand or MTS Series Product as may be further set forth in the Product Purchase Agreement(s).

          §5.        Sales Materials and Other Marketing.

                      a.        Cardinal Health shall develop and print, at its own cost and expense, all sales literature, promotional materials and similar items necessary for the promotion of the Products (the “Sales Materials”) based on information provided by MTS (the “Sales Information”). Prior to each use thereof, Cardinal Health shall submit all Sales Materials to MTS for its review and approval, such approval not to be unreasonably withheld. Cardinal Health shall modify any Sales Materials that MTS notifies Cardinal Health in writing does not conform, in any material respect, to MTS marketing standards within five (5) business days of receiving notice of such non-conformity from MTS. MTS shall inform Cardinal Health if any material changes occur which warrant changes in the Sales Materials so that said Sales Materials continue to remain compliant with this Section 5.

                      b.        MTS warrants and represents that, to the best of its knowledge, the Sales Information, as originally provided by MTS, and the Sales Materials directly developed from such Sales Information without modification or combination, when approved by MTS, are true and accurate and do not infringe on any third party’s intellectual property right (including patent, trademark, service mark, copyright, trade dress, trade secret and other proprietary rights).

                      c.        Cardinal Health warrants and represents that, to the best of its knowledge, the Sales Materials, as originally provided to MTS for approval, and excluding the Sales Information as originally provided by MTS, are true and accurate and do not infringe on any third party’s intellectual property right (including patent, trademark, service mark, copyright, trade dress, trade secret and other proprietary rights).

                      d.        Except with regard to MTS Property or Proprietary Rights (as hereinafter defined), MTS shall have no proprietary right in the Sales Materials prepared by Cardinal Health. MTS shall have no right to use the Sales Materials prepared by Cardinal Health without Cardinal Health’s prior written consent. To the extent permitted by this Agreement, each party shall: (i) use all Sales Materials and Sales Information provided by the other party solely for purposes of performing their respective obligations hereunder; (ii) take all steps necessary to ensure that no person or entity has or will have unauthorized access to any of the Sales Materials and Sales Information; and (iii) not reproduce, modify or translate, or permit to be reproduced, modified or translated, any of the Sales Materials and Sales Information provided hereunder, or any portion thereof.

                      e.        Cardinal Health and MTS will each provide opportunities to the other to participate in trade shows and other industry meetings, as applicable. Each party will be responsible for its expenses incurred in attending such events, including, but not limited to, admission fees, travel and lodging.

                      f.        Cardinal Health and MTS will co-develop additional marketing materials (i.e., testimonials, effectiveness studies) and press releases or other market communications as may be mutually agreed upon.

                      g.        Cardinal Health shall not make any promises or representations or give any warranties, guarantees or indemnities in respect of the Products except such as may be expressly authorized in writing by MTS.

          §6.        Strategic Customer Proposals.

                      a.        In order to add additional Strategic Customers to Exhibit A, each party may identify potential customers for the Products and suggest them as proposed Strategic Customers (each, a “Proposed Strategic Customer”) by entering the Proposed Strategic Customer in MTS’ lead tracking system. The proposing party will provide the other party with contact and other information and/or use commercially reasonable good faith efforts to arrange telephone conferences and meetings with the Proposed Strategic Customer to facilitate the parties’ evaluation of the Proposed Strategic Customer’s against mutually agreed qualification criteria for such Proposed Strategic Customer’s use of the Products. If the Proposed Strategic Customer meets such criteria, the Proposed Strategic Customer will be considered a “Strategic Customer” for the purposes of this Agreement. If the Proposed Strategic Customer does not meet such criteria, the Proposed Strategic Customer will be considered outside the scope of this Agreement.

                      b.        The Program Managers (as hereinafter defined) shall use commercially reasonable, good faith efforts to jointly develop selling strategies and timelines for each Strategic Customer. Cardinal Health shall have primary responsibility for developing and presenting proposals for Strategic Customers; provided, however, MTS shall provide information and support in the development and presentation of such proposals as reasonably requested by Cardinal Health. The content and structure, including, not limited to the price of the Products, shall be determined solely by Cardinal Health. In the event MTS has a proposal pending with any Strategic Customer prior to execution of this Agreement, MTS shall provide Cardinal Health with a copy of that proposal, including applicable Product pricing.

                      c.        MTS shall provide to Cardinal Health, for purposes of developing the proposals, an estimate of the fees associated with MTS’ freight, installation, facility, interface, service, supplies and other life-cycle costs associated with the Products. MTS shall not provide this information directly to the Strategic Customer, unless authorized by Cardinal Health. In addition, MTS shall, at its own expense, perform and/or provide all site inspections, sales support, customer demonstrations, and facility visits in support of Cardinal Health’s proposal.

                      d.        Only Cardinal Health’s Senior Vice President – Alternate Care Sales, Executive Vice President – Health Systems Sales and Marketing (in conjunction with local field sales management) shall be authorized to present proposals that include MTS’ OnDemand® system. Only Cardinal Health sales management (i.e., Business Development Managers, Leader® Regional Managers, Sales Managers and Regional Sales Directors) shall be authorized to present proposals that include the MTS 350, 400 and 500 systems. Only Cardinal Health Sales Directors (or their authorized designees) shall be authorized to present proposals that include the Autobond®, Gemini, Surebond and Deblistering systems.

                      e.        Cardinal Health shall promptly notify MTS in writing and in advance of all proposals to Strategic Customers and Prospective Strategic Customers, and all related meetings with such entities, and give MTS a reasonable opportunity to attend any such proposal presentation or meeting. Cardinal Health shall also provide MTS with quarterly sales forecasts, progress reports and sales reports with respect to sales initiatives for such Strategic Customers and Prospective Strategic Customers.

          §7.        Steering Committee and Program Managers.

                      a.        A steering committee shall be formed that consists of both Cardinal Health and MTS senior-level representatives (the “Steering Committee”). The Steering Committee shall meet on a quarterly basis, or as otherwise mutually agreed, at a mutually agreed upon location to establish goals and objectives of this Agreement and monitor performance under this Agreement, including but not limited to, sales and sales pipeline reporting; sales, service and customer issues; modifications to Exhibit B (Strategic Customers), Exhibit C (Competitors) and Exhibit D (Product Pricing); review of new programs, products and services; review of any other changes that would affect this Agreement; and review of MTS product forecasts for the Products.

                      b.        Each party shall designate an employee to act as program manager (the “Program Manager”). The Program Managers shall serve as the primary point of contact under this Agreement on a day to day basis, and perform such other duties as may be mutually agreed upon.

          §8.        Reserved.

         §9.        Injunctive Relief. Each party acknowledges and agrees that the other party’s remedies at law for any violation or attempted violation by such party of any of its obligations under this Agreement would be inadequate and agrees that, in the event of any such violation or attempted violation, such other party shall be entitled to seek a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available to such other party from time to time.

          §10.      Alternative Dispute Resolution. The parties shall use reasonable efforts to amicably settle, as appropriate, all disputes, controversies, or differences, which may arise between them. The parties agree that any dispute, controversy or difference that arises in connection with the Agreement, excluding those relating to a breach of Section 12, Confidential Information, of this Agreement, noncompliance with applicable law, or for which either party has the right to and desires to terminate this Agreement, shall first be presented to the respective presidents of MTS and Cardinal Health, or their designees, for resolution. If no resolution is reached, then such dispute shall be settled by three (3) arbitrators; one to be selected by MTS, one to be selected by Cardinal Health and the third to be selected by the two (2) arbitrators, in a binding, non-reviewable and non-appealable alternate dispute resolution process to be conducted in accordance with the rules of the American Arbitration Association. The existence of the dispute, the dispute resolution process and the arbitrators’ award shall be maintained confidential, provided that the arbitrators’ award may be entered as a final judgment in any court having jurisdiction. The arbitration shall take place in Atlanta, Georgia or such other mutually agreeable location, and shall apply the governing law of this Agreement. This process shall be the sole mechanism and forum of such controversy or dispute, unless otherwise expressly set forth in this Agreement. The provisions of this Section 10 shall not apply to those instances in which either party is entitled to seek injunctive relief pursuant to the terms of this Agreement and desires to do so.

          §11.      Proprietary Rights.

                      a.         Cardinal Health acknowledges that MTS and/or its licensor(s) is the owner of all rights, title, and interests in and to all proprietary materials and information (including Sales Information) that may be provided to Cardinal Health under this Agreement (collectively, the “MTS Property”), including without limitation all related patent, copyright, trademark, and other intellectual property rights (collectively, the “Proprietary Rights”). The MTS Property (in all its tangible and intangible manifestations), the Proprietary Rights, and all existing or new enhancements, developments, concepts, methods, techniques, know-how, processes, adaptations, derivative works, ideas, and expressions of ideas relating to the MTS Property are and will remain the exclusive property of MTS or its licensor(s). Except as expressly provided in this Agreement, Cardinal Health will have no right, title, or interest in the MTS Property or any Proprietary Rights. Cardinal Health will not make any claim or representation of ownership of the MTS Property or any right or interest therein (except a license, if any, granted to Cardinal Health to perform its obligations under this Agreement) , or permit or facilitate the performance of any act that is in violation of this Agreement or which might jeopardize the Proprietary Rights. Nothing in this Agreement constitutes a waiver of any rights of MTS under the U.S. or international patent, copyright or trademark laws or any other Federal, state or other law.

                      b.        Upon termination of all or any portion of this Agreement for any reason, Cardinal Health’s rights with respect to MTS Property which is related to the terminated portion of this Agreement will automatically expire, and Cardinal Health shall immediately return such MTS Property to a return location specified by MTS.

          §12.      Confidential Information.

                      a.        Neither party shall, in any manner or at any time, directly or indirectly, disclose any of the other party’s Confidential Information (defined below) to any person, firm, association, organization or entity, or use, or permit or assist any person, firm, association, organization, or entity (other than the other party or its Permitted Recipients, as defined below) to use, any such Confidential Information, excepting only disclosures (1) required by law, as reasonably determined by the party disclosing such Confidential Information (the “Disclosing Party”) or otherwise deemed advisable by its legal counsel, or (2) made on a confidential basis to the Disclosing Party’s shareholders, directors, officers, employees (limited to those who need to know such Confidential Information in connection with the fulfillment by the Disclosing Party of its obligations under this Agreement), and legal, accounting, financial, investment and other professional advisors (collectively, the “Permitted Recipients”); provided that each party shall (A) make its Permitted Recipients aware of the requirements of this Agreement, (B) take reasonable steps to prohibit disclosure of such Confidential Information by any Permitted Recipient to any other person or entity except another Permitted Recipient, including without limitation at least such steps as that Party customarily takes to protect its own Confidential Information, and (C) be responsible and liable for any disclosure or use of such Confidential Information by any of its Permitted Recipients, except disclosures or uses permitted by this Agreement.

                      b.        For purposes of this Agreement, “Confidential Information” of a party shall mean all terms and conditions contained in this Agreement, all trade secrets, proprietary data, patient information, Strategic Customer data, and other information of a confidential nature relating directly or indirectly to that party or its business, including without limitation financial, tax, accounting, pricing and other information regarding business operations or structure; information relating to proprietary systems and processes; information relating to relationships with customers, suppliers, employees, independent contractors and other third parties; business plans, ideas, concepts, policies and procedures; marketing and advertising methods or practices; client lists and information regarding fees and prices for services or products; and any and all other information which that party is obligated to treat as confidential pursuant to any law or any agreement or course of dealing by which that party is bound; provided that Confidential Information shall not include the existence of this Agreement and information which (i) is or becomes generally known or available to the public or within the industry to which such information relates and did not become so known through the breach of this Agreement by either party, (ii) is lawfully acquired from a third party without any breach of any confidentiality restriction, (iii) is already in the possession of a party at the time it is disclosed to that party by the other party, or (iv) was or is independently developed by or for the other party without reference to the Confidential Information as evidenced by the receiving party’s written records.

                      c.        Upon the written request of either party at any time, the other party shall promptly either, in the requesting party’s sole discretion, deliver to the requesting party or destroy all documents and other materials which contain any Confidential Information of the requesting party and which are in the other party’s possession or under its reasonable control.

          §13.     Independent Contractor. The relationship between the parties is that of independent contractors. This Agreement does not establish or create any employment, franchise, partnership, joint venture, agency or other similar legal relationship between the parties, an employer-employee relationship between MTS and any employee of Cardinal Health, or an express or implied license grant by either party to the other party under any patent, trademark, copyright, trade secret, or other intellectual property right except for the limited rights necessary for the other party to satisfy its obligations under this Agreement. Neither party shall have any authority or power to bind the other party, to create any liability against the other party, or to incur any obligations on behalf of the other party in any way or for any purpose, except as expressly authorized in or pursuant to this Agreement, and neither party shall hold itself out as having any such authority.

          §14.      Representations and Warranties. Each party represents and warrants to the other party that it has the right to enter into this Agreement. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, AND EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, TERMS OR CONDITIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES, TERMS OR CONDITIONS REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR SATISFACTORY QUALITY.

          §15.      Indemnification.

                      a.        Each party (the “indemnitor”) shall defend, indemnify and hold harmless the other party, its subsidiaries and affiliates, and their directors, officers, employees, and agents (individually and collectively, the “indemnitee”), from and against all third-party claims against, and any related losses, liabilities or damages (including reasonable attorneys’ fees and expenses) that are incurred by the indemnitee as a result of bodily injury, death or physical damage to real or tangible personal property (excluding software or systems), to the extent such injury, death or damage is caused by the negligent act or willful misconduct of the indemnitor in the performance of the indemnitor’s responsibilities in connection with this Agreement.

                      b.        MTS shall further defend, indemnify and hold harmless Cardinal Health, its subsidiaries and affiliates, and their directors, officers, employees, and agents from and against all third-party claims against, and any related losses, liabilities or damages (including reasonable attorneys’ fees and expenses) that are incurred by Cardinal Health, directly or indirectly, as a result of or arising from (i) any failure by MTS to perform and observe fully all obligations and conditions to be performed or observed by MTS under this Agreement, (ii) any breach by MTS of any representation or warranty contained in this Agreement, (iii) any intellectual property infringement actions (including patent, trademark, service mark, copyright, trade dress, trade secret and other proprietary rights) brought by a third party in connection with the Sales Information as originally provided to Cardinal Health by MTS, and (iv) any inaccuracy in the Sales Information as originally provided by MTS to Cardinal Health for the Sales Materials. Notwithstanding the foregoing, MTS shall have no indemnification obligations under this Section 15(b) to the extent that any such obligation arises from or is attributable to: (1) compliance with any designs, specifications or instructions Cardinal Health hereafter specifically requests MTS to comply with; (2) any alteration or replacement by Cardinal Health or any third party of any Sales Materials as approved by MTS, or any Sales Information MTS provides to Cardinal Health (unless MTS makes such alteration or replacement); or (3) the use of the Sales Information or Sales Materials in combination with other materials not provided by MTS.

                      c.        Cardinal Health shall further defend, indemnify and hold harmless MTS, its subsidiaries and affiliates, and their directors, officers, employees, and agents from and against all third-party claims against, and any related losses, liabilities or damages (including reasonable attorneys’ fees and expenses) that are incurred by MTS, directly or indirectly, as a result of or arising from (i) any failure by Cardinal Health to perform and observe fully all obligations and conditions to be performed or observed by Cardinal Health under this Agreement, (ii) any breach by Cardinal Health of any representation or warranty contained in this Agreement, (iii) any intellectual property infringement actions (including patent, trademark, service mark, copyright, trade dress, trade secret and other proprietary rights) brought by a third party in connection with Cardinal Health’s marketing, distribution and/or use of the Sales Materials, except to the extent such action is related to the Sales Information originally provided by MTS; and (iii) Cardinal Health’s misuse or alteration of the Sales Materials as approved by MTS.

                      d.        The indemnitor’s obligation to indemnify and hold harmless the indemnitee pursuant to this Section 15 is subject to the indemnitee (i) having given indemnitor prompt written notice of the claim or of the commencement of the related action, as the case may be, (ii) permitting the indemnitor to exclusively defend, compromise, settle or appeal any such damage claim or judgment, (iii) providing the indemnitor with all available information, assistance and cooperation, at the indemnitor’s expense, to enable the indemnitor to defend, compromise, settle or appeal any such damage claim or judgment, and (iv) being able to participate in the defense or appeal, at its own expense (such expense not being indemnified) with attorneys of its own choice. The indemnitee shall not enter into any settlement of the claim without the indemnitor’s prior written consent, such consent not to be unreasonably withheld.

          §16.     Limitations on Liability.

                      a.        UNDER NO CIRCUMSTANCES WILL EITHER PARTY, EACH PARTY’S AFFILIATES, OR THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, OR EMPLOYEES, OR THIRD PARTY PROVIDERS, BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL (EXCLUDING THOSE CONSEQUENTIAL DAMAGES ARISING FROM EACH PARTY’S INDEMNIFICATION OBLIGATIONS AS TO THIRD PARTY CLAIMS AS SET FORTH IN SECTION 15 ABOVE), EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND LOST DATA, REGARDLESS OF WHETHER A PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR WHETHER SUCH DAMAGES COULD HAVE BEEN FORESEEN OR PREVENTED BY EITHER PARTY.

                      b.        FURTHER, EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 15, AND EXCLUDING THOSE DAMAGES ARISING OUT OF A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS AS SET FORTH IN SECTION 12, IN NO EVENT WILL THE AGGREGATE LIABILITY OF EITHER PARTY, EACH PARTY’S AFFILIATES OR THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, EMPLOYEES AND THIRD PARTY PROVIDERS TO THE OTHER PARTY ARISING OUT OF OR IN CONNNECTION WITH THIS AGREEMENT EXCEED TWO MILLION DOLLARS ($2,000,000).

          §17.     Non-Solicitation. During the Term of this Agreement, and for a period of one (1) year thereafter, neither party will, directly or indirectly, solicit for employment any employee of the other party or any of the other party’s affiliates. However, this will not prohibit either party from employing persons who (i) approach the hiring party on their own initiative or in response to public advertising by the hiring party without any direct or indirect solicitation or encouragement from the hiring party, or (ii) are solicited on behalf of the hiring party by persons involved in employment searches who have no access to the Agreement and who conduct the solicitation on their own initiative without direction on the basis of any agreement.

          §18.      Insurance.

                       a.        Each party hereto shall, at all times, maintain the following insurance coverages during the term of this Agreement:

                                  1.        Workers’ Compensation insurance with statutory limits on its employees;

                                  2.        Employer’s Liability — $1,000,000 per accident;

                                  3.        Commercial General Liability — $1,000,000 per occurrence;

                                  4.        Product and Completed Operations Liability — $5,000,000 per occurrence;

                                  5.        Business Auto Liability including Hired and Non-Owned Autos — $1,000,000 per accident.

                      b.        Each party shall furnish the other party with certificates of insurance evidencing the above coverages upon request. Such certificates or policies shall be in a form and underwritten by a carrier and/or placed through such party’s standard broker. Cardinal Health may self-insure any or a portion of the required insurance.

          §19.     Notices. All notices and other communications under this Agreement to either party shall be in writing and shall be deemed given when (a) delivered personally to that party, (b) telecopied (which is confirmed) to that party at the telecopy number for that party set forth at the beginning of this Agreement, (c) mailed by certified mail (return receipt requested) to that party at the address for that party set forth at the beginning of this Agreement, or (d) delivered to Federal Express, UPS, or any similar express delivery service for delivery the next business day to that party at that address. Either party may change its address or telecopy number for notices under this Agreement by giving the other party notice of such change.

          §20.      Taxes; Compliance With Laws.

                      a.        Cardinal Health will retain sole responsibility for collecting and remitting any sales, use, excise, gross receipts, or other federal, state, or local taxes or other assessments and related interest and penalties related thereto with respect to the sales made by and services rendered by Cardinal Health hereunder.

                      b.        Each party represents and warrants to the other that it complies with and shall comply with federal and state laws and regulations applicable to its respective business in performing its obligations hereunder.

          §21.     Announcements. Neither party shall issue any press release or other public announcement, verbally or in writing, referring to the other party or any entity which it controls, is controlled by or under common control of such party, without the consent of such other party. Nothing contained herein shall limit the right of either party to issue a press release or public announcement if, in the opinion of such party’s counsel, such press release or public announcement is required pursuant to state or federal securities laws, rules or regulations, or other applicable laws, in which case the party required to make the press release or public announcement shall use its commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public announcement prior to issuing the press release or making the public announcement.

          §22.      Force Majeure. The parties’ obligations under this Agreement will be excused (other than payment obligations) if and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, product or material shortages, strikes or labor disputes, transportation delays, change in business conditions (other than insignificant changes), manufacturer out-of-stock or delivery disruptions, acts of God, seasonal supply disruptions, or other causes beyond the reasonable control of the affected party, provided that the effects of such causes could not have been reasonably circumvented or avoided by, such party.

          §23.      Non-Waiver. The failure of either party to enforce any provision of this Agreement will not be considered a waiver of any future right to enforce such provision.

          §24.      Complete Agreement. This Agreement contains the entire agreement between the parties and supersedes all other agreements and understandings between the parties with respect to the subject matter of this Agreement. No alterations, additions, or other changes to this agreement shall be made or be binding unless made in writing and signed by both parties.

          §25.      Governing Law; Invalid Provisions; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If this Agreement, or one or more of the provisions hereof, is held invalid, illegal, or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision or provisions will not as a consequence thereof be deemed to be invalid, illegal, or unenforceable in any other governmental jurisdiction or subdivision thereof. If any provision of this Agreement is invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement. This Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein; and there will be deemed substituted such other mutually agreed upon provision as will most nearly accomplish the intent of MTS and Cardinal Health to the extent permitted by applicable law. If any part of this Agreement is determined to be invalid or declared null and void by any court of competent jurisdiction, then such part will be reformed, if possible, to conform to the law and, in any event, the remaining part of this Agreement will remain in full force and effect.

          §26.      Successors; Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be transferred or assigned by either of the parties without the prior written consent of the other party, which consent shall not be unreasonably withheld.

[SIGNATURE PAGE FOLLOWS]

MEDICAL TECHNOLOGY SYSTEMS, INC.		CARDINAL HEALTH 103, INC.

By:	________________________________	By:	________________________________

Name:	________________________________	Name:	________________________________

Title:	________________________________	Title:	________________________________

Date:	________________________________	Date:	________________________________

CARDINAL HEALTH 106, INC.

		By:	________________________________

		Name:	________________________________

		Title:	________________________________

		Date:	________________________________

CARDINAL HEALTH 110, INC.

		By:	________________________________

		Name:	________________________________

		Title:	________________________________

		Date:	________________________________

EXHIBIT A

Products

OnDemand™ System Products

Item #	Product Description
OD4-A-S	Fully Automated Single Dose
OD4-SA-S	Semi Automated Single Dose
OD4-SA-SS	Semi Automated Select Seal
OD4-SA-U	Semi Automated Unit Dose
OD4-SA-C7	Semi Automated Care 7
OD4-SA-M28T	Semi Automated Multi Dose
OD4-SA-M28R	Semi Automated Multi Dose

MTS Pre-Pack Equipment Products

Item #	Product Description
100-15	Gemini Sealer
100-19	4-UP Autobond Sealer
100-20	3-UP Autobond Sealer
100-21	2-UP Autobond Sealer
100-35	MTS-350
100-40	MTS-400
100-60	Deblister Machine
100-73	Surebond Sealer
100-80	MTS-500
100-84	Rena Conveyor
100-85	Label Printer Applicator

EXHIBIT C

Competitors

Cardinal Health Competitors

  AmerisourceBergen
  McKesson
  Morris Dickson
  Walsh
  Dohmen
  Harvard
  Kinray
  Rochester Drug
  Owens & Minor
  Omnicell
  Other businesses whose primary source of revenue, 50% or greater, are derived from drug wholesaling services.

MTS Competitors

  Rx Systems
  Drug Package
  AutoMed
  Shorewood
  Jones Packaging
  Useful Products
  Opus
  Medicine on Time
  Specialty Carts
  Artromick (excluding medical carts)
  Euclid

MTS National Accounts

  Omnicare - Covington, KY
  PharMerica - Tampa, FL
  Neighborcare - Baltimore, MD
  Kindred - Louisville, KY